EXHIBIT 4.8


                         SECOND AMENDED PROMISSORY NOTE

$15,000,000                                                San Jose, California

Date:  November 27, 2000

     Valence Technology, Inc., a Delaware corporation ("Borrower"), for value received, hereby promises to pay to the order of Baccarat Electronics, Inc. ("Lender"), in lawful money of the United States of America, the aggregate principal amount of Fifteen Million Dollars ($15,000,000), payable in the manner set forth below.

     1. PRINCIPAL PAYMENTS. The principal amount owing under this Note shall be due and payable in full on August 30, 2002. This Note may, without penalty, be prepaid in full or in part at any time, provided, however, that such partial prepayment shall be applied first to unpaid accrued interest and the balance, if any, shall be applied to principal.

     2. INTEREST RATE. Borrower further promises to pay interest annually in arrears on each December 31, beginning December 31, 2000, on the sum of the daily unpaid principal balance of the Term Loans outstanding on each day in lawful money of the United States of America, from the date of this Note until all such principal amounts shall have been repaid in full, which interest shall be payable at the rate of one percent (1%) over the interest rate on Lender's principle line of credit, determined for the prior year on December 31 (or closest prior business day), per annum, or if less, the maximum rate allowed by law.

     3. PLACE OF PAYMENT. All amounts payable hereunder shall be payable in immediately available funds to Lender, at 10050 Bandley Drive, Cupertino, CA 95014, unless another place of payment is specified in writing by Lender.

     4. DEFAULT. Borrower's failure to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) calendar days thereafter shall constitute a default under this Note. Upon the occurrence of a default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, be immediately collectible by Lender, pursuant to applicable law. Any principal prepaid under this paragraph may be re-borrowed by the Borrower at any time prior to August 30, 2002. Prepaid principal shall not accrue interest, however, re-borrowed principal shall accrue interest, in the manner described above.

     5. SUBORDINATION TO BANK DEBT. In the event that Borrower shall seek conventional bank financing secured by accounts receivable and/or inventory or equipment lease or acquisition financing and the lender or lessor in such financing shall request Lender to subordinate its position with respect to payment by Borrower to that of such lender or lessor, Lender's consent shall not be withheld unreasonably.

     6. WAIVER. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.


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     7. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

     8. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

     9. OTHER AGREEMENTS. In addition to this New Amended Promissory Note, Borrower and the Lender have entered into that certain Loan Agreement dated as of July 17, 1990 (the "Loan Agreement") and amended as of March 15, 1991 ("Amendment No. 1"), as of March 24, 1992 ("Amendment No. 2"), as of August 17, 1992 ("Amendment No. 3"), as of September 19, 1997 ("Amendment No. 4"), as of July 17, 1998 ("Amendment No. 5") and amended as of November 27, 2000, the date of this Second Amended Promissory Note ("Amendment No. 6"), along with their attached agreements and exhibits, all of which, taken as a whole, form the entire agreement between the parties.

Valence Technology, Inc., a Delaware Corporation


/s/ Jay L. King
------------------------------------------
Jay L. King
Vice President and Chief Financial Officer